Exhibit 5.1

101 Federal Street

19th Floor

Boston, Massachusetts 02110

617-275-8080

Rainwater Enhancement Technologies Holdco, Inc.

21 Pleasant Street

Suite 237

Newburyport, MA 01950

Re: Rain Enhancement Technologies Holdco, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is delivered to you in connection with the registration statement on Form S-4 (the “Registration Statement”) to be filed by Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (the “Company”), on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration under the Securities Act of up to 13,762,112 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Shares”) and Warrants to purchase 8,225,000 shares of Class A Common Stock (the “Warrants”) issuable in connection with the Business Combination (as defined below).

For the purposes hereof, “Business Combination” means the transactions contemplated by that certain Business Combination Agreement, dated as of June 25, 2024 (as amended on August 22, 2024)(the “Business Combination Agreement”), by and among the Company, Rain Enhancement Technologies, Inc., a Massachusetts corporation (“RET”), Rainwater Merger Sub 1, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub 1”), Coliseum Acquisition Corp., a Cayman Islands exempted company (“Coliseum”), Rainwater Merger Sub 2A, Inc., a Massachusetts corporation and wholly-owned subsidiary of Coliseum (“Merger Sub 2”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, the following will occur: (i) on the day immediately prior to the closing of the transactions contemplated by the Business Combination Agreement, Coliseum will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company of such merger (the “SPAC Merger” and such surviving company, the “Surviving Company”), and (ii) on the day of the closing of the transactions contemplated by the Business Combination Agreement, following the SPAC Merger and as a part of the same overall transaction, Merger Sub 2 will merge with and into RET, with RET as the surviving entity of such merger (the “Company Merger”) so that, immediately following the completion of the Business Combination, each of the Surviving Company and RET will be a wholly-owned subsidiary of the Company.

Rain Enhancement Technologies Holdco, Inc.

November 22, 2024

We have examined the Business Combination Agreement, the Company’s Amended and Restated Articles of Organization, corporate minute books, Amended and Restated Bylaws, and the Registration Statement. We have also examined such other documents, records, and certificates and made such other further investigation as we have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, we have assumed the genuineness of all signatures, the conformity to originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form, and the legal competence of each individual executing such documents. We have also assumed that all corporate and other actions taken by the Company to authorize the Business Combination and the issuance of the Shares and the Warrants remain in full force and effect.

Based upon, and subject to the foregoing, we are of the opinion that (i) the Shares, when issued in connection with the Business Combination, will be validly issued, fully paid, and non-assessable, (ii) the Warrants when issued in connection with the Business Combination, will be validly issued, and (iii) the shares of Class A Common Stock to be issued upon exercise of the Warrants, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid, and non-assessable.

Our opinion that any document is legal, valid and binding is qualified as to: (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally; (ii) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and (iii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The opinions expressed herein are based upon and limited to the laws of the Commonwealth of Massachusetts (including the statutory provisions, the applicable provisions of the Massachusetts Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

TCF LAW GROUP, PLLC

By:	Stephen J. Doyle
A Member